Exhibit 10.1
SEPARATION AGREEMENT
     SEPARATION AGREEMENT (“Agreement”) dated as of December 31, 2007, by and between Ultra Clean Holdings, Inc., a Delaware corporation (together with its successors, the “Company”), and Leonid Mezhvinsky (“Executive”).
     WHEREAS, the Company and Executive entered into an Employment Agreement dated as of June 29, 2006 (the “Employment Agreement”), an Agreement to Preserve Corporate Opportunity dated June 29, 2006 (the “Corporate Opportunity Agreement”) and a Confidentiality and Non-Disclosure Agreement (the “Confidentiality Agreement”);
     WHEREAS, Executive and the Company have agreed to terminate Executive’s employment with the Company on December 31, 2007 (as defined below);
     NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
     1. Separation. Effective as of December 31, 2007 (the “Separation Date”), Executive hereby resigns from his position as President of the Company, and from all other positions which Executive holds as of such date with the Company, its subsidiaries or its affiliates, other than his position as a member of the Company’s Board of Directors. Executive has not resigned from the Company’s Board of Directors. During his continued service on the Board of Directors following the Separation Date, Executive shall be eligible to receive cash and equity compensation as a continuing director pursuant to the Company’s non-employee director compensation policy as determined by the Board of Directors from time to time.
     2. Separation Benefits.
     (a) Subject to this Agreement becoming effective and Executive’s compliance with the provisions of this Agreement and of the Corporate Opportunity Agreement, and in consideration for the release set forth in Section 3 hereof, Executive shall receive the following:
     (i) Performance Bonus. Executive shall remain eligible for payment of an annual performance bonus under the Company’s executive bonus plan currently in place, except that Executive shall receive 100% of the amount he would have received had he remained employed until payment of the Company’s annual bonus to executives for fiscal 2007. This amount shall be paid in a lump sum by March 15, 2008, based on the Company’s actual performance for 2007 on the same basis as other bonus payments to executives, as determined by the Board in its sole discretion.

     (ii) Stock Options. Executive’s stock option granted on April 27, 2007 shall terminate on the Separation Date. Executive’s stock option granted on July 28, 2006 with an exercise price of $8.02 per share (the “Original Option”) shall be treated as follows:
     (A) with respect to the portion of the Original Option that has become vested prior to the Separation Date, such portion of the Original Option shall remain exercisable and outstanding for three months following the Separation Date in accordance with the original terms of the Original Option, after which it shall immediately terminate;
     (B) an additional 50,000 of the option shares shall become vested and exercisable as of December 31, 2007 and shall remain exercisable and outstanding until December 31, 2008, after which they shall immediately terminate; and
     (C) with respect to option shares (other than as described in clause (B)) that would be unvested on the Separation Date, such options shares shall terminate immediately.
     (iii) Company Devices and Other. Upon and following the Separation Date, Executive shall be permitted to retain at his expense Executive’s Company-issued computer, mobile phone, assigned telephone number and PDA (respectively the “Company Devices”) for the continued use of Executive (provided, that any Company files on the computer and PDA are deleted).
     (iv) Continuation of Medical Benefits. The Company agrees to reimburse Executive for the same level of health coverage as in effect for Executive on the day immediately preceding the Separation Date; provided, however, that (1) Executive constitutes a qualified beneficiary, as defined in Section 4980(B)(g)(1) of the Internal Revenue Code of 1986, as amended; and (2) Executive elects such continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA. The Company will continue to reimburse Executive for continuation coverage until the earlier of (A) the date Executive is no longer eligible to receive continuation coverage pursuant to COBRA, (B) the date upon which the Executive becomes covered by similar plans or (C) twelve (12) months from the Separation Date. Executive will be responsible for the payment of COBRA premiums (including, without limitation, all administrative expenses) for the remaining COBRA period.
     3. Release.

     (a) Executive acknowledges that the following release shall extend to unknown, as well as known claims, and hereby waives the application of any provision of law, including, without limitation, Section 1542 of the California Civil Code, that purports to limit the scope of a general release. Section 1542 of the California Civil Code provides:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”
     (b) Executive agrees to and does fully and completely release, discharge and waive for himself and for his dependents, successors, assigns, heirs, executors and administrators (and his and their legal representatives of any kind), any and all claims, complaints, causes of action or demands of whatever kind, arising in Executive’s capacity as an employee or officer of the Company, or otherwise in any capacity whatsoever, which Executive has or may have against the Company, its subsidiaries, divisions, subsidiaries, affiliates, predecessors and successors and all their officers, directors, employees, agents, counsel and other representatives by reason of any event, matter, cause or thing which has occurred prior to the Separation Date (hereinafter “Executive Claims”). Executive understands and accepts that this Agreement specifically covers, but is not limited to, any and all Executive Claims that Executive has or may have against the Company relating in any way to his employment arrangements, or to compensation, or to his equity interests in the Company, or to any other terms, conditions or circumstances of his former employment with the Company, and to the resignation of such employment, whether for severance or based on statutory or common law claims for employment discrimination (including discrimination on the basis of sex, age, religion or disability, including specifically any claims under the Age Discrimination in Employment Act (the “ADEA”), Title VII of the Civil Rights Act of 1964, as amended or the Americans with Disabilities Act of 1990), wrongful discharge, breach of contract or any other theory, whether legal or equitable. Notwithstanding the foregoing, Executive does not waive any rights to which he may be entitled (A) to seek to enforce this Agreement, or (B) to seek indemnification with respect to liability incurred by Executive in his capacity as an officer or former employee of the Company in accordance with the bylaws of the Company and the Company’s indemnification agreement with Executive.

     (c) Executive acknowledges that he is waiving and releasing any rights he may have under ADEA and that this waiver and release is knowing and voluntary. The Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this release. Executive further understands and acknowledges that:
     (i) The release provided for in this Section, including claims under the ADEA, is in exchange for the additional consideration provided for in this Agreement to which Executive was not heretofore entitled;
     (ii) Executive has been advised by the Company to consult with legal counsel prior to executing this Agreement and the release provided for in this Section, has had an opportunity to consult with and to be advised by legal counsel of his choice, fully understands the terms of this Agreement, and enters into this Agreement freely, voluntarily and intending to be bound hereby;
     (iii) Executive has been given a period of 21 days to review and consider the terms of this Agreement and the release contained herein, and Executive may use as much of the 21-day period as Executive desires; and
     (iv) Executive may, within seven days after execution, revoke this Agreement (other than Section 1) by delivering a written notice of revocation to the Chief Executive Officer of the Company. For such revocation to be effective, written notice must be actually received by the Chief Executive Officer of the Company no later than the close of business on the seventh day after Executive executes the Agreement. If Executive exercises his right to revoke this Agreement, the Company shall have no obligation to satisfy the terms or provide any payments or benefits to Executive as set forth in this Agreement.
     4. No Pending Lawsuits. Executive and the Company represent to each other that they have no lawsuits, claims, or actions pending in their name, or on behalf of any other person or entity, against each other. Executive and the Company also represent to each other that as of the Separation Date, they do not have knowledge of any basis for any claims on their behalf or on behalf of any other person or entity against each other.
     5. Confidentiality; No Disparagement.
     (a) Except as otherwise required by law, Executive agrees not to cause or participate in the publication to anyone about the terms and conditions of this Agreement. This provision shall not prevent Executive from disclosing such information to his legal counsel and accountants in order to obtain professional advice or to his spouse; provided that they are advised as to and agree to observe the confidentiality of such information.

     (b) Except as required by law, neither party will at any time (whether during or after termination of Executive’s employment with the Company) knowingly make any statement, written or oral, or take any other action that would disparage or otherwise harm the other party, its business or reputation or, in the case of the Company, the reputation of any of its affiliates or the officers and directors of any of them. Executive understands and acknowledges that the Company’s disclosure of this Agreement and its terms pursuant to its securities law obligations shall in no way violate this Agreement.
     6. Non-Competition; Non-Solicitation; Proprietary Information. Executive acknowledges and agrees that he will continue to be bound by the Corporate Opportunity Agreement and the Confidentiality Agreement. In particular, Executive acknowledges and agrees to continue to comply with the non-competition and non-solicitation provisions set forth in Section 1 of the Corporate Opportunity Agreement.
     7. Consulting Services. In exchange for the separation benefits enumerated in Section 2, effective January 1, 2008 and continuing through February 28, 2008, Executive shall be available to provide up to 8 hours a week of consulting services to the Company as an independent contractor free of charge. Executive shall perform such consulting services as are reasonably requested by the Company (acting through its Chief Executive Officer or Board of Directors). Executive shall use reasonable and good faith efforts in providing such services and shall not engage in any conduct which the Company believes to be contrary to its interest. In the absence of advance written approval of the Company, Executive shall not be authorized to incur expenses chargeable to the Company in providing such consulting services.
     8. Cooperation. Executive agrees to provide assistance to and shall cooperate with the Company upon its reasonable request with respect to matters and specifically with respect to any claim, suit, demand, regulatory investigation or other matter relating to Executive’s employment or service as an officer of the Company. The Company agrees and acknowledges that it shall, to the maximum extent possible under then prevailing circumstances, coordinate (or cause an affiliate to coordinate) any such request with Executive’s other commitments and responsibilities to minimize the degree to which such request interferes with such commitments and responsibilities.
     9. Arbitration and Remedies. (a) Each of Executive and the Company shall have the right and option to elect (in lieu of litigation) to have any dispute or controversy arising under or in connection with this Agreement settled by arbitration, conducted before a panel of three arbitrators sitting in Santa Clara County, California, in accordance with the rules of the American Arbitration Association then in effect. The election to arbitrate, as herein provided, and the decision of the arbitrators in that proceeding, shall be binding on the Company and Executive. Judgment may be entered on the award of the arbitrator in any court having jurisdiction.
     (b) Each party shall pay its own expenses of such arbitration or litigation and all common expenses of such arbitration or litigation shall be borne by the Company. Each party to an arbitration or litigation hereunder shall be responsible for the payment of its own attorneys’ fees.
     (c) Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections 5, 6 and 7 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.
     (d) It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in Sections 5, 6 and 7 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction or arbitrator that any restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply to the maximum extent as such court or arbitrator determines or indicates to be enforceable. If any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
     10. Tax Withholding. Notwithstanding anything in this Agreement to the contrary, the Company shall be entitled to withhold from any amounts payable under this Agreement, and shall pay over such amounts to the appropriate government agency, all federal, state, city, or other taxes as are legally required to be withheld.
     11. Entire Agreement; Amendment. This Agreement contains the entire understanding of the parties with respect to the termination of Executive’s employment and supercedes all other agreements between the Company and Executive related to Executive’s employment, severance or termination rights (including but not limited to the Employment Agreement). Notwithstanding the foregoing, the Corporate Opportunity Agreement and the Confidentiality Agreement shall remain in effect. This Agreement may not be altered, modified or amended except by a written agreement signed by both parties hereto.
     12. Effectiveness. Executive has been advised, and understands, that (i) he has 21 days to consider this Agreement (which period shall be considered waived should Executive execute this letter prior to the lapse of such 21 days), (ii) Executive can revoke this Agreement (other than Section 1 hereof) during a period of 7 days following its execution and (iii) this Agreement (other than Section 1 hereof, which is effective as of the Separation Date) will become effective and enforceable upon the expiration of such 7-day revocation period (the “Effective Date”).
     13. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
     14. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby.
     15. Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement shall not be assignable by Executive and shall be assignable by the Company only to a direct or indirect wholly owned subsidiary of the Company or to a successor of the Company.
     16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.
     17. Counterparts. This Agreement may be signed in several counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were on the same instrument.

     IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the date set forth above.

ULTRA CLEAN HOLDINGS, INC.

By:	/s/ Clarence Granger

Name: Clarence Granger
Title: Chief Executive Officer

EXECUTIVE:

/s/ Leonid Mezhvinsky

Leonid Mezhvinsky